As filed with the Securities and Exchange Commission on July 28, 2000
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                                  CALTON, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                            ------------------------

           New Jersey                                 22-2433361
---------------------------------                -------------------
  (State or other jurisdiction                     (I.R.S. Employer
of incorporation or organization)                Identification No.)

                          125 Half Mile Road, Suite 206
                           Red Bank, New Jersey 07701
                                 (732) 212-1280
                  --------------------------------------------
                          (Address, including zip code,
                  of Registrant's Principal Executive Offices)

                            ------------------------

                     CALTON, INC. 2000 EQUITY INCENTIVE PLAN
                         NON-PLAN EMPLOYEE STOCK OPTIONS
                     ---------------------------------------
                              (Full Title of Plans)

                            ------------------------

                              Anthony J. Caldarone
                 Chairman, President and Chief Executive Officer
                                  Calton, Inc.
                          125 Half Mile Road, Suite 206
                           Red Bank, New Jersey 07701
                                 (732) 212-1280
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                                   Copies to:

                            Philip D. Forlenza, Esq.
                           Giordano, Halleran & Ciesla
                           A Professional Corporation
                               125 Half Mile Road
                          Middletown, New Jersey 07748

                            ------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                                    Proposed Maximum     Proposed Maximum
Title of Securities to be      Amount to be         Offering Price Per   Aggregate Offering     Amount of
Registered                     Registered(4)        Share                Price                  Registration Fee
------------------------------ -------------------- -------------------- ---------------------- ------------------
  Common Stock,
  $.05 par value(1)                360,000               $8.15               $2,934,000             $775.00

  Options to purchase
  Common Stock(1)                  360,000                 ---                      ---              ---

  Common Stock,
  $.05 par value(2)                779,600               $4.50 (5)            3,508,200 (5)          927.00

  Options to purchase
  Common Stock(2)                  779,600                 ---                      ---              ---

  Common Stock,
  $.05 par value(3)                 20,400               $4.50                   91,800               25.00

  Options to purchase
  Common Stock(3)                   20,400                 ---                      ---              ---

  Total Registration Fee                                                                          $1,727.00
                                                                                                  ---------

================================================================================

(1) Under Stock Option Agreements with employees of wholly owned subsidiary (the "Stock Option Agreements").

(2) Under the Calton, Inc. 2000 Equity Incentive Plan (the "Equity Incentive Plan").

(3)  Under options granted under the Equity Incentive Plan.

(4) This Registration Statement also covers such additional indeterminate number of shares as may become issuable pursuant to anti-dilution provisions of the Stock Option Agreements and the Equity Incentive Plan to adjust for the occurrence of certain corporate transactions or events including, without limitation, a stock split, stock dividend, merger, consolidation, reorganization or recapitalization.

(5) Estimated solely for the purpose of calculation of the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low sale prices for a share of Calton, Inc. Common Stock as reported on the American Stock Exchange on July 24, 2000.

================================================================================

                                     PART I.

                INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Items 1 and 2. Plan Information.

     This Registration Statement concerns the registration of: (i) three hundred sixty thousand (360,000) shares of Common Stock of Calton, Inc. (the "Company") to be sold pursuant to the exercise of options granted to certain employees of a wholly owned subsidiary of the Company under their respective Stock Option Agreements, each dated July 19, 2000, with the Company (the "Stock Option Agreements"),; and (ii) eight hundred thousand (800,000) shares of Common Stock of the Company issuable to participating employees of the Company under the Calton, Inc. 2000 Equity Incentive Plan (the "Equity Incentive Plan").

     The documents containing the information about the the Stock Option Agreements and the Equity Incentive Plan required by Part I of Form S-8 have been or will be sent or given to the participants as specified by Rule 428(b)(1) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), and such documents taken together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8 shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     Certain information included in this Section 10(a) Prospectus and other Company filings under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), contains or may contain forward looking information that is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results.

                                    PART II.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement as of their respective dates:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1999.

     (b) From the date of filing of such documents, all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since November 30, 1999.

     (c) The description of the Company's Common Stock contained in Amendment No. 1 to Post-Effective Amendment No. 3 to the Company's Registration Statement on Form S-1 as filed with the Commission on May 20, 1996, including any amendment or report filed for the purpose of updating such description.

     (d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all of the securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from the date of the filing of such documents.

     Any statement contained in this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interest of Named Expert and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The following summary describes the relevant terms and conditions with respect to the indemnification of a corporate agent of the Company (the "Corporate Agent"), including, without limitation, any person who is or was a director, officer, employee or agent of the Company, pursuant to Article VI of the Company's By-Laws (the "By-Laws") and Section 14A:3-5 of the New Jersey Business Corporation Act (the "Corporation Act").

     The Company shall indemnify a Corporate Agent against the Corporate Agent's expenses and liabilities in connection with any proceeding involving the Corporate Agent by reason of being or having been a Corporate Agent of the Company, other than a proceeding by or in the right of the Company, if (a) such Corporate Agent acted in good faith and in a manner that the Corporate Agent reasonably believed to be in or not opposed to the best interests of the Company, and (b) with respect to any criminal proceeding, such Corporate Agent had no reasonable cause to believe that such conduct was unlawful.

     In a proceeding by or in the right of the Company, a Corporate Agent shall be indemnified by the Company for any expenses and liabilities incurred if the Corporate Agent acted in good faith and in a manner that the Corporate Agent reasonably believed to be in or not opposed to the best interests of the Company. However, if the Corporate Agent is adjudged to be liable to the Company, there shall be no indemnification of the Corporate Agent's expenses and liabilities unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding is brought, shall determine upon application that such Corporate Agent is fairly and reasonably entitled to indemnity for such expenses and liabilities.

     Unless ordered by a court, the Company will indemnify a Corporate Agent against expenses and liabilities only as authorized in a specific case upon a determination by (a) a majority vote of a quorum of the Board of Directors of the Company or a committee thereof, consisting of directors who were not parties to or otherwise involved in the proceedings, or (b) by independent legal counsel, or (c) by the shareholders of the Company, that indemnification is proper in the circumstances because the Corporate Agent met the applicable standard of conduct set forth above.

     No indemnification shall be made by the Company to or on behalf of a Corporate Agent if a judgment or other final adjudication adverse to the Corporate Agent establishes that the Corporate Agent's acts or omissions (a) were in breach of the Corporate Agent's duty of loyalty to the Company or its shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the Corporate Agent of an improper personal benefit.

     The Company shall indemnify a Corporate Agent against expenses if the Corporate Agent is successful on the merits or otherwise in any proceeding involving the Corporate Agent by reason of being or having been a Corporate Agent of the Company.

     The Company may pay the expenses incurred by a Corporate Agent in connection with a proceeding in advance of the final disposition of the proceeding as authorized by the Company's Board of Directors upon receipt of an undertaking by or on behalf of the Corporate Agent to repay such amount if it is ultimately determined that the Corporate Agent is not entitled to such indemnification.

     The Company may purchase and maintain insurance on behalf of any Corporate Agent against any such expenses and liabilities.

     If upon application for indemnification by a Corporate Agent the Company refuses to provide indemnification or advance payment of expenses to the Corporate Agent as required or permitted under the By-Laws, the Corporate Agent may apply to the court for an award of such indemnification and the payment in advance of such expenses by the Company.

     The indemnification and advancement of expenses provided pursuant to
Article VI of the Company's By-Laws shall not exclude any other rights to which a Corporate Agent may be entitled under or pursuant to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), other articles of the By-Laws, an agreement, vote of shareholders, the Corporation Act, or otherwise.

     With respect to provisions included in the Company's Certificate of Incorporation limiting the liability of officers and directors of the Company,
Article VIII of the Company's Certificate of Incorporation provides that to the fullest extent permitted by the laws of the State of New Jersey, as they exist or may hereafter be amended, the directors and officers of the Company shall not be personally liable to the Company or its shareholders for damages as a result of a breach of any duty owed to the Company or its shareholders, except that a director or officer shall not be relieved from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Company or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. Article VIII of the Company's Certificate of Incorporation applies with respect to acts or omissions occurring prior to or after the date of its adoption.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number                                               Description
--------------                                               -----------
   5.                 Opinion and Consent of Giordano, Halleran & Ciesla, P.C.

  23.01               Consent of PricewaterhouseCoopers LLP

  23.02               Consent of Giordano, Halleran & Ciesla, P.C. (filed with
                      Exhibit 5)

  24.                 Power of Attorney (filed with signature pages)

   4.01               Stock Option Agreement between the Company and Kenneth D.
                      Hill. Agreements containing identical terms and provisions between the Registrant and each of Matthew Smith and Robert Hill have not been filed herewith (Incorporated by reference to Exhibit 10.11 of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1999).

   4.02 Calton, Inc. 2000 Equity Incentive Plan (Incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1999).

Item 9. Undertakings.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in such prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) herein do not apply if the information required to be included in a post-effective amendment by such provisions is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Red Bank, State of New Jersey, on the 27th day of July, 2000.

                                        CALTON, INC.
                                        (Registrant)


                                    By: /s/ Anthony J. Caldarone
                                        ------------------------------------
                                        Anthony J. Caldarone
                                        Chairman of the Board, President and
                                        Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony J. Caldarone and David J. Coppola and each of them, his true and lawful attorneys-in-fact and agents for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                   Signature                                        Title                              Date
                   ---------                                        -----                              ----
/s/ Anthony J. Caldarone                         Chairman of the Board, President             July 27, 2000
------------------------------------------       and Chief Executive Officer
Anthony J. Caldarone                             (Principal Executive Officer)

/s/ David J. Coppola                             Vice President and Treasurer                 July 27, 2000
------------------------------------------       (Principal Financial and
David J. Coppola                                 Accounting Officer)

/s/ Frank Cavell Smith,Jr.                       Director                                     July 27, 2000
------------------------------------------
Frank Cavell Smith, Jr.

/s/ Mark N. Fessel                               Director                                     July 27, 2000
------------------------------------------
Mark N. Fessel.

                                       8



/s/ Kenneth D. Hill                              Director                                     July 27, 2000
------------------------------------------
Kenneth D. Hill.

/s/ J. Ernest Brophy                             Director                                     July 27, 2000
------------------------------------------
J. Ernest Brophy

/s/ Robert E. Naughton                           Director                                     July 27, 2000
------------------------------------------
Robert E. Naughton

/s/ Gerald W. Stanley                            Director                                     July 27, 2000
------------------------------------------
Gerald W. Stanley

                                  EXHIBIT INDEX

Exhibit Number                                               Description
--------------                                               -----------
   5.                      Opinion and Consent of Giordano, Halleran & Ciesla,
                           P.C.

  23.01                    Consent of PricewaterhouseCoopers LLP

  23.02 Consent of Giordano, Halleran & Ciesla, P.C. (filed with Exhibit 5)

  24.                      Power of Attorney (filed with signature pages)

   4.01 Stock Option Agreement between the Company and Kenneth D. Hill. Agreements containing identical terms and provisions between the Registrant and each of Matthew Smith and Robert Hill have not been filed herewith (Incorporated by reference to Exhibit 10.11 of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1999).

   4.02 Calton, Inc. 2000 Equity Incentive Plan (Incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1999).

                                       10